As Filed:  October 28, 1997                                 SEC File No.


                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           LARSON DAVIS INCORPORATED
             (Exact name of registrant as specified in its charter)

            Nevada                                        87-0429944
(State or other jurisdiction of                         (IRS Employer
incorporation or organization)                       Identification No.)

      1681 West 820 North
           Provo, Utah                                       84601
(Address of Principal Executive Offices)                  (Zip Code)

                       1996 Director Stock Option Plan
                       1991 Director Stock Option Plan
                       1997 Stock Option and Award Plan
                             Milton L. Lee Option
                         Executive Employment Options
                            (Full title of the plan)

            Dan J. Johnson, 1681 West 820 North, Provo, Utah 84601
                    (Name and address of agent for service)

                                (801) 375-0177
         (Telephone number, including area code, of agent for service)

                        Calculation of Registration Fee

                                                            Proposed           Proposed
                                                             maximum            maximum
           Title of securities          Amount to be      offering price   aggregate offering      Amount of
             to be registered           registered(1)     per share(2)           price          registration fee
------------------------------------    --------------    --------------   ------------------   ----------------
Common Stock, par value $0.001,
 Issuable in connection with:
    1996 Director Stock Option Plan       1,400,000         $6.96429          $  9,750,000         $ 2,955
    1991 Director Stock Option Plan         360,000         $4.88542          $  1,758,750         $   533
    1997 Stock Option and Award Plan        750,000         $7.19933          $  5,399,500         $ 1,637
    Milton L. Lee Option                    122,330         $5.15             $    630,000         $   191
    Executive Employment Options            825,000         $4.25             $  3,506,250         $ 1,063
                                          ---------                           ------------         -------
                          Total           3,457,330                           $ 21,044,500         $ 6,379
                                          =========                           ============         =======

[FN]
(1) There are also registered pursuant to rule 416 such additional number of securities as may be issuable under the antidilution provisions of the plans being registered.
(2) Pursuant to rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share for the purpose of calculating the registration fee is the weighted average of (i) the weighted average exercise price per share of the outstanding and unexercised options granted under the plans registered, and (ii) with respect to outstanding shares issued under the various plans or options that may yet be granted under such plans, the closing price for the Registrant's Common Stock of $6.875 as reported by Nasdaq on October 23, 1997 (rule 457(c)).


                                 15,000 Shares

                           LARSON DAVIS INCORPORATED
                                  Common Stock


     This Prospectus relates to the public offering by a shareholder (the "Selling Shareholder") of 15,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of Larson Davis Incorporated (the "Company") issued on the exercise of options to purchase shares of Common Stock granted pursuant to an employee benefit plan of the Company (the "Employee Options"). (See "PLAN OF DISTRIBUTION" and SELLING SHAREHOLDER.")

     The Common Stock is quoted on the Nasdaq National Market ("Nasdaq National Market") under the trading symbol "LDII." The last price for the Common Stock as of October 23, 1997, as reported by Nasdaq National Market, was $6.875.

          This Offering Involves Certain Risks.  (See "RISK FACTORS.")

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER
              REGULATORY AUTHORITY, NOR HAS THE COMMISSION OR ANY
               STATE OR OTHER REGULATORY AUTHORITY PASSED ON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                    Underwriting Discounts    Proceeds to Selling
              Price to Public(1)      and Commissions(2)        Shareholders(3)
              ------------------    ----------------------    -------------------
Per Share         $6.875                      -                    $6.875
Total             $103,125                    -                    $103,125

[FN]
(1) The price per share for the securities offered by the Selling Shareholder is estimated at the last price for the Common Stock of $6.875 per share as reported by Nasdaq National Market on October 23, 1997.
(2) It is anticipated that the securities being sold by the Selling Shareholder will be sold in privately negotiated transactions or through broker-dealers in individual transactions in which normal commissions and other charges will be made by the broker-dealer. There is no agreement between any broker-dealer and the Company with respect to such sales. (See "PLAN OF DISTRIBUTION.")
(3) All amounts received on the sale of the Common Stock will be received by the Selling Shareholder, and there will be no proceeds to the Company.
     The Company anticipates that it will incur costs related to this offering of approximately $5,000. (See "PLAN OF DISTRIBUTION.")

                The date of this Prospectus is October 28, 1997.

     The Selling Shareholder may offer the Common Stock through or to securities brokers or dealers designated by him in the trading market for the Common Stock or in other transactions negotiated by the Selling Shareholder. Any such sale of Common Stock by the Selling Shareholder must be accompanied by, or follow the delivery of, a Prospectus that is part of a current registration statement relating to the Common Stock being offered, unless the Selling Shareholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The Selling Shareholder and any broker, dealer, or agent that participates with the Selling Shareholder in the sale of the Common Stock offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "PLAN OF DISTRIBUTION" and "SELLING SHAREHOLDER.")

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholder. In connection with this offering, the Company estimates that it will incur costs of approximately $5,000 for filing and listing fees, legal, accounting, printing, and other items. Any separate costs of the Selling Shareholder will be borne by him. Commissions or discounts paid in connection with the sale of securities will be paid by the Selling Shareholder and will be determined by agreement between the Selling Shareholder and the broker-dealer through, or to which, the securities are to be sold and may vary depending on the broker-dealers' commission or mark up schedule, the size of the transaction, and other factors. (See "PLAN OF DISTRIBUTION.")

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's following reports are hereby incorporated by reference into this
Prospectus:

     . Annual report on Form 10-KSB for the fiscal year ended June 30, 1996.
     . Transition Report on Form 10-K for the six months ended December 31,
       1996, as amended September 30, 1997.
     . Quarterly reports on Form 10-Q for the quarters ended September 30, 1996, March 31, 1997, as amended September 30, 1997, and June 30, 1997, as amended September 30, 1997.
     . Interim report on Form 8-K dated January 23, 1997.
     . The description of the Company's Common Stock included in its registration statement of Form 8-A, SEC Number 0-17020, effective March 4, 1997.

     In addition, all documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering described in this Prospectus shall be deemed to be incorporated into this Prospectus by this reference.

     Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purpose of this Prospectus to the extent a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and certain regional offices. Copies can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at the prescribed rates. (See "ADDITIONAL INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.")

     The Company will provide, without charge, a copy of the information incorporated in this Prospectus by reference, including copies of the periodic reports of the Company filed with the Commission (not including the exhibits thereto), to anyone requesting a copy. Requests should be directed to Deanna Collins, Administrative Assistant, LarsonoDavis Incorporated, 1681 West 820 North, Provo, Utah 84601, telephone (801) 375-0177.

     No person is authorized to provide any information or to make any representation not contained in this Prospectus and any such information or representation made or given must not be relied on as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is current as of such date.


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by detailed information and financial statements appearing elsewhere in this Prospectus and the periodic reports of the Company filed with the Commission that are incorporated into this Prospectus by reference.

                                  The Company

     The Company is engaged in the design, development, manufacturing, and marketing of analytical instruments. The Company has been in the business of developing, manufacturing, and marketing precision acoustical and vibration instrumentation since 1981. The Company is currently attempting to commercialize two additional families of products, its mass spectrometry related instruments (the "Sensar Technology"), and its polymer analysis technology (the "CrossCheck Technology"). In 1996, the Company initiated sales of its time-of-flight mass spectrometer, the TOF 2000, to the semiconductor industry through an exclusive marketing agreement with a major distributor to this market. The Company is currently refining other related technologies to design low-cost, high-speed, mass spectrometry-based data acquisition and digital processing products for potential applications in other industries.

     The Company is dedicating significant amounts to technological research, product development, and marketing strategies. The Company believes that the patents underlying its technologies represent significant advances on existing products in the analytical instrumentation market and that it can design and produce instruments that are technically superior to those available today. However, much of the potential success of the Company depends on the successful development of commercial products, the existence or creation of a market demand for any products that may be developed, the ability of the Company to achieve significant market penetration for any such products in several large markets, and the ability of the Company to produce and market any such products on a profitable basis. Such an effort requires a significant dedication of time, expertise, and money, and there can be no assurance of ultimate success.

     This Prospectus and the Company's reports filed with the Commission contain certain forward looking statements and information relating to the Company and its business that are based on the beliefs of management of the Company and assumptions made concerning information then currently available to management. Such statements reflect the views of management of the Company at the time they are made and are not intended to be accurate descriptions of the future. The discussion of the future business prospects of the Company is subject to a number of risks and assumptions, including the completion of commercial products within projected time frames, the market acceptance of products to be developed, the ability of the Company to successfully address technical and manufacturing problems in producing new products, the Company's ability to enter into strategic alliances, joint ventures, or other collaborative arrangements with established industry partners, the ability of the Company to successfully protect its intellectual property rights, the success of the marketing efforts of the Company and the entities with which it has agreements, and the ability of the Company to obtain the necessary financing to successfully complete its goals. Should one or more of these or other risks materialize or if the underlying assumptions of management prove incorrect, actual results of the Company may vary materially from those described in the forward looking statements. The Company does not intend to update these forward looking statements, except as may occur in the regular course of its periodic reporting obligations.

     The Company has three active wholly-owned subsidiaries, LarsonoDavis Laboratories ("LDL"), LarsonoDavis, Ltd. ("LTD"), and Sensar Corporation ("Sensar"). Unless the context otherwise requires, when used herein, the term "Company" refers to LarsonoDavis Incorporated and its subsidiaries.

     The Company's principal executive offices are located at 1681 West 820 North, Provo, Utah 84601. The Company's telephone number at that location is
(801) 375-0177.


                                  The Offering

     This offering relates to the sale by the Selling Shareholder of up to 15,000 shares of Common Stock, currently issued and outstanding.

     The 15,000 shares of Common Stock were issued on exercise of options granted pursuant to an employee benefit plan of the Company.

Securities offered by the Selling Shareholder.....15,000 shares of Common Stock. (See "PLAN OF
                                                  DISTRIBUTION.")

Common Stock outstanding before offering..........11,655,621 shares

Common Stock outstanding after offering...........11,655,621 shares(1)

No Net Proceeds...................................The Company will not receive any proceeds from the sale of the Common Stock by the Selling
                                                  Shareholder.  (See "USE OF PROCEEDS.")

Nasdaq Symbol.....................................LDII

[FN]
(1) Does not include warrants and options to purchase 4,410,905 shares of Common Stock at exercise prices ranging from $2.00 to $10.50 per share with an average weighted exercise price of $5.25 per share. (See "PRINCIPAL SHAREHOLDERS" in the Company's transition report on Form 10-K incorporated herein by reference, and "PLAN OF
     DISTRIBUTION.")


                                Use of Proceeds

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholder.


                                  RISK FACTORS

     The acquisition of the Common Stock involves certain risks. The following factors, in addition to the other information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference, should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby.

The Company's Activities

     Risks Inherent in the Development of Marketable Products. The Company's current losses are partially the result of increased expenses associated with the effort to develop commercial products based on the Company's acquired and internally developed technology. Since September 30, 1995 (the fiscal quarter immediately prior to the acquisition of Sensar Corporation), the Company's research and development expenses have increased from an average of approximately 14% of revenues to an average of approximately 34% of revenues. Over the same period of time, selling, general, and administrative expenses have increased from approximately 48% of revenues to approximately 56% of revenues. While the Company has recently introduced some new products, it is anticipated that the development effort will continue to require the expenditure of significant amounts. The Company is currently budgeting approximately $1,500,000 per quarter for this effort, although continuation is dependent on adequate funds being available to the Company, of which no assurance can be given. There can be no assurance that the technology of the Company can be developed into marketable products that will be sufficiently successful to recover these costs and the carrying value of the related technology. In the event the Company is unable to develop sufficiently successful products, it may be required to write the carrying value of the related technology reflected on its balance sheets down and charge such reduction to current operations, thereby increasing the losses of the Company.

     Risks Associated With Delays in the Company's Development Efforts. The Company has experienced delays in the development and introduction of marketable products, both in its acoustics and vibration products and products based on recently acquired technology. The introduction of several recent planned acoustic and vibration products and its Jaguar Mass Spectrometer were delayed by several months to approximately one year. As a result of such delays, revenues from new products have been lower than anticipated. Continuing delays in the introduction of products will result in ongoing losses until such time as revenues from new products increase significantly. Such losses may make it difficult or impossible for the Company to obtain the necessary funding to continue its development effort.

     Continuing Need for Additional Funds. The extent of the Company's additional funding needs for development of its technology and expansion of its business cannot currently be estimated, but it is likely that the interest of the Company's shareholders will continue to be diluted as the Company seeks funding through the sale of additional securities or through joint venture or industry partnering arrangements. The operations of the Company have not provided the capital necessary to meet the Company's funding requirements and the Company does not anticipate that they will in the short-term. The cash needs of the Company during the preceding two fiscal years to pay the costs of its development, business acquisitions and dispositions, and operating losses have been primarily met by the sale of equity securities. The Company received net proceeds in excess of $1,600,000 and $9,300,000 from such sales in the years ended June 30, 1995 and 1996, respectively, and in excess of $1,500,000 in the six months ended December 31, 1996. Since December 31, 1996, the Company has received gross proceeds of in excess of $4,000,000 from the exercise of warrants. There can be no assurance that this source of funds (or any other source) will be available to the Company when required or, if available, that such funds can be obtained on terms acceptable or favorable to the Company.
(See "Financial Statements" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included in the Company's transition report on Form 10-K for the six months ended December 31, 1996, incorporated herein by reference.)

     Continuing Significant Losses. The Company had a net loss of $1,479,468 and $2,822,547 for the three and six months ended June 30, 1997, $1,643,920 for the six months ended December 31, 1996, and $1,706,248 and $311,617 for the years ended June 30, 1996 and 1995, respectively. The Company expects continued losses in the future. If the Company continues to experience ongoing operating losses, this may adversely affect the Company's ability to obtain any additional financing it may need in the future and may ultimately adversely affect the Company's ability to continue as a going concern.

     Risks Associated With Patent Protections. The technology recently acquired by the Company is subject to various patents. These patents have primarily been granted since 1990. None of the patents have been the subject of patent litigation. Patents provide protection to the inventor for a limited time (typically 17 to 20 years), require disclosure of the patented concept which may permit others to accomplish the same end by different methods, and can be challenged. To the extent that the Company is not able to successfully defend its patents in the case of a challenge or it loses its patent protection, either through the passage of time or the successful duplication of the result without patent infringement, the Company would no longer be able to prevent competitors from manufacturing and marketing products directly competitive to its proposed products. Such a result may have a material adverse impact on the future of the Company.

     Dependence on Independent Representatives. The Company's products are marketed through independent representatives. The Company does not have control over the business of such representatives. The loss or business failure of one or more of these representatives could have a material adverse impact on the business of the Company.

     Dependence on SAES Getters. The Company markets its TOF 2000 product to the semiconductor industry primarily through SAES Getters S.p.A. ("SAES"). SAES did not meet its minimum sales requirements in 1996 and it is not anticipated that it will meet these requirements in 1997. While the failure of SAES to meet these requirements permits the Company to market the product directly or to license it to another third-party, if SAES continues to not meet its minimum sales requirements, this could adversely affect the future prospects of the Company.

     Dependence on Key Employees. The business of the Company is to some extent dependent on its management and technical team and their substantial experience. The loss of one or more of these individuals could result in adverse effects on the Company's proposed activities. The Company does not maintain key man life insurance on any of its employees for the benefit of the Company. (See "DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT" included in the Company's transition report on Form 10-K for the six months ended December 31, 1996, incorporated herein by reference.)

     Intense Competition. The development and marketing of precision analytical instruments is highly competitive. Many of the Company's competitors have greater financial resources, broader development programs, greater customer recognition, and a greater number of managerial and technical personnel.
Because the Company's resources are limited and it has not established a significant market share for its products, there can be no assurance that it will be able to compete effectively. (See "BUSINESS: Competition" included in the Company's transition report on Form 10-K for the six months ended December 31, 1996, incorporated herein by reference.)

     Risks of International Sales. Sales outside the United States make up a significant portion of the Company's revenues. Accordingly, the Company's future results could be adversely affected by a variety of factors, including changes in foreign currency exchange rates, changes in a specific country's or region's political or economic conditions, trade protection measures, import or export licensing requirements, the overlap of different tax structures, unexpected changes in regulatory requirements, and natural disasters.

     Risk of Line of Credit Becoming Unavailable. The Company currently has an operating line of credit of up to $3,000,000, subject to limitations based on the levels of its qualified accounts receivable and inventory. The Company was not in compliance with certain of the loan covenants associated with this line of credit at June 30, 1997. However, the Company obtained a waiver of all violations at that time and the parties subsequently amended the loan covenants so that the Company is currently in compliance. If the Company for any reason violates the loan covenants or other provisions of the agreement in the future, it would need to obtain a waiver or the lending institution could cancel the operating line of credit. If this line of credit were not available, it could materially adversely affect the Company.

     Potential Adverse Effect of Future Charges Related to Capitalized Costs. Included in the Company's balance sheets are product technology acquisition costs, license rights, software development costs, and goodwill. Such costs are capitalized and amortized over the estimated useful lives of the associated assets, ranging from five to fifteen years. As of June 30, 1997, the Company had intangible assets, net of accumulated amortization, with respect to these items of $4,960,255. This amount will be expensed over the remaining amortization periods and will consequently reduce earnings in future periods. Additionally, the Company had a $2,756,784 long-term contractual arrangement that is recognized as cash is received from royalties payable on technology licensed by the Company. Although the Company currently expects that the royalty stream will continue and its future operations will prove sufficiently profitable to realize the recorded value of the underlying intangible assets, there can be no assurance of this. (See "Financial Statements" included in the Company's transition report on Form 10-K for the six months ended December 31, 1996, as amended September 30, 1997, and quarterly report on Form 10-Q for the quarter ended June 30, 1997, as amended September 30, 1997, incorporated herein by reference.)

General Risks Relating to Offering

     Risks Associated With the Potential Exercise of the Substantial Options and Warrants Outstanding. The Company has issued and outstanding the warrants and options to purchase up to 4,410,905 shares of Common Stock. Of this amount, 2,331,365 shares of Common Stock are subject to options held by executive officers and directors with exercise prices ranging from $2.0625 to $10.50 per share. The existence of such rights to acquire Common Stock at fixed prices may prove a hindrance to future equity and debt financing by the Company and the exercise of such rights will dilute the percentage ownership interest of the stockholders of the Company and may dilute the value of their ownership. The possible future sale of Common Stock issuable on the exercise of outstanding options and warrants and other rights could adversely affect the prevailing market price of the Company's Common Stock. Further, the holders of the outstanding rights may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. (See "PLAN OF DISTRIBUTION" and "SELLING SHAREHOLDER.")

     Potential for the Issuance of Additional Common Stock. The Company has an authorized capital of 290,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock. As of October 23, 1997, 11,655,621 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, with an additional 4,410,905 shares of Common Stock reserved for issuance on the exercise or conversion of the warrants, options, and other outstanding rights to acquire Common Stock. The Company's board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of shareholders and may dilute the book value of the Company's Common Stock.

     Lack of Due Diligence Review. The Selling Shareholder reviewed certain information concerning the Company, its business, and its proposed activities in connection with his acquisition of the Common Stock on exercise of options. However, no securities broker-dealer or other person has been engaged to perform any due diligence or similar review of this offering or the Company on behalf of the Selling Shareholder, persons who may purchase Common Stock in this offering, or any other person.

     No Dividends. The Company has not paid, and does not plan to pay, dividends on its Common Stock in the foreseeable future, even if it were profitable. (See "PLAN OF DISTRIBUTION.") Earnings, if any, are expected to be used to advance the Company's activities and for general corporate purposes, rather than to make distributions to shareholders.

     Lack of Recent Shareholder Meetings. The Company recently held a shareholders' meeting on June 25, 1997. Prior to that, the Company had not held a meeting of its shareholders for the purpose of electing directors or for any other purpose since 1992. Under Nevada law, the Company has been required since inception to have an annual shareholders' meeting for the election of directors, but had not previously done so because of the costs involved in the preparation and mailing of required proxy materials and conducting meetings. The Common Stock of the Company was recently admitted to listing on the Nasdaq National Market which requires, among other things, that the Company hold an annual meeting and distribute certain information, including an annual report containing audited financial information and quarterly reports containing unaudited financial information, to its shareholders. The Company currently plans to meet these requirements. However, if it fails to do so, the Company's shareholders would have to obtain such information from sources other than the Company and the Company's Common Stock could be delisted from the Nasdaq National Market which could adversely affect the liquidity of the market for the Company's Common Stock and, potentially, the Company's ability to obtain equity or debt based financing. In any year in which the Company has not held or does not hold a shareholders' meeting, a shareholder may force the Company to call such a meeting for the election of directors and such other purposes as may come before the shareholders for consideration. Such a meeting could result in a change in management.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholder. The Company anticipates that it will incur costs of approximately $5,000 in connection with the transactions described in this Prospectus, including filing fees, transfer agent costs, printing costs, listing fees, and legal and accounting fees.


                              PLAN OF DISTRIBUTION

Restricted Nature of Securities

     The Registration Statement of which this Prospectus forms a part is filed to register the sale by the Selling Shareholder of 15,000 shares of Common Stock. The Common Stock offered hereby was issued on exercise of options granted pursuant to an employee benefit plan of the Company. The shares are restricted securities as that term is defined in the rules and regulations adopted under the Securities Act. The Common Stock may not be transferred in the absence of registration under the Securities Act or the availability of an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Sale of Common Stock by Selling Shareholder

     The Common Stock may be sold from time to time by the Selling Shareholder or by pledgees, transferees, or other successors in interest, on the Nasdaq National Market (or such other exchange on which the securities are listed at the time of sale) at prices and terms then prevailing or related to the then current market price, or directly to purchasers in privately negotiated transactions. The Common Stock may be sold by various methods, including, but not limited to, (a) directly to a purchaser in a privately negotiated transaction; (b) to securities brokers or dealers as principals; (c) in market transactions through broker-dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholder and/or the purchasers of the Common Stock for whom they may act as agent; (d) in block transactions in which a broker or dealer may act as an agent of the Selling Shareholder or may position and resell all or a portion of the block as a principal in order to facilitate the transaction; (e) in connection with a foreclosure or other transaction by the holder of a security interest in the stock; or (f) in transactions exempt from the registration requirements of the Securities Act, including transactions made in reliance on Rule 144. The Selling Shareholder, and any dealers or brokers that participate in the distribution of the Common Stock, may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of Common Stock by him and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has no understandings or arrangements with broker-dealers in connection with such sales.

     The Common Stock may be sold by the Selling Shareholder from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices. The Company will pay the expenses of this offering incident to the registration of the offer and sale of the Common Stock to the public, other than commissions and discounts of broker-dealers through which such Common Stock is sold. The Company does not intend to enter into any agreement with any securities dealer concerning solicitation of offers to purchase the Common Stock.

Determination of Offering Price

     With respect to the shares of Common Stock offered for sale by the Selling Shareholder, such shares shall be sold from time to time at such prices as the Selling Shareholder shall determine may be in his best interests and at which a willing buyer can be found. Such prices may not be related to the assets, earnings, or book value of the Company or any other recognized criteria of value.

     There can be no assurance that the Selling Shareholder will sell any or all of the Common Stock subject to this Prospectus.


                              SELLING SHAREHOLDER

     The following table sets forth certain information, as of the date of this Prospectus, with respect to the Selling Shareholder and the shares of Common Stock to be sold by him. Except as specifically noted, the Selling Shareholder does not hold securities of the Company that are not being sold pursuant to this prospectus.

     The Selling Shareholder is a director and officer of the Company and is one of the original co-founders of the Company. The shares to be offered by the Selling Shareholder were issued on the exercise of a portion of employee options granted to Mr. Larson. Additional information concerning the relationship between the Company and the Selling Shareholder is included in the Company's transition report on Form 10-K for the six months ended December 31, 1996, as amended September 30, 1997, and annual report on Form 10-KSB for the year ended June 30, 1996, and will be updated from time to time in the periodic reports of the Company filed with the Securities and Exchange Commission.

                                      Now Owned                                      After Offering
                                  ----------------------       Securities         --------------------
Selling Shareholder               Number      Percent(1)      To Be Sold(2)       Number       Percent
---------------------             -------     ----------      -------------       -------      -------
Brian G. Larson
     Common Stock                 392,827       3.4%            15,000            377,827         3.2%
     Employee Options             530,000       4.3%                 0            530,000         4.3%
                                  -------                       ------            -------
     Total                        922,827       7.6%            15,000            907,827         7.4%

[FN]
(1) The percentage ownership of Common Stock is calculated based on the total number of issued and outstanding shares of 11,655,621 as of October 23, 1997. The percentage calculation for the total held by the Selling Shareholder assumes the exercise of all of the options held by the Selling Shareholder.
(2) Reflects the number of shares to be sold pursuant to the offering described in this Prospectus.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     The description of the Company's Common Stock is incorporated by this reference to the Company's registration statement on Form 8-A, SEC File Number 0-17020, effective March 4, 1997.

     The transfer agent for the Company's Common Stock is Progressive Transfer Company, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone
(801) 277-1400.


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31 and June 30, 1996, and for the six months and the year then ended, incorporated by reference in this Prospectus, have been audited by Grant Thornton LLP, certified public accountants, as stated in their report, and have been so incorporated by reference in reliance on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company as of June 30, 1995, and the two years then ended, incorporated by reference in this Prospectus, have been audited by Peterson, Siler and Stevenson (currently known as Pritchett, Siler & Hardy, P.C.), certified public accountants, as stated in their report, and have been so incorporated by reference in reliance on the authority of such firm as experts in accounting and auditing.


                           ADDITIONAL INFORMATION AND
               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and Room 1100, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company's Common Stock is listed on the Nasdaq National Market and trades under the symbol "LDII." Reports and other information concerning the Company can be inspected at the offices of Nasdaq at 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

     The Company, by this reference, hereby incorporates its transition report on Form 10-K for the six months ended December 31, 1996, as amended September 30, 1997, its annual report on Form 10-KSB for the fiscal year ended June 30, 1996, its quarterly report on Form 10-Q for the quarters ended June 30, 1997, as amended September 30, 1997, March 31, 1997, as amended September 30, 1997, and September 30, 1996, and its interim report on Form 8-K dated January 23, 1997, into this Prospectus. The Company also incorporates the description of its Common Stock included in its registration statement on Form 8-A, SEC Number 0-17020.

     In addition, all documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering described in this Prospectus shall be deemed to be incorporated in this Prospectus by this reference.

     Additional information regarding the Company and the Securities offered hereby is contained in the registration statement and exhibits thereto, of which this Prospectus forms a part, filed with the Commission under the Securities Act. This Prospectus omits certain information contained in the registration statement. For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or other document is an exhibit to the registration statement or a report incorporated herein by this reference, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.
Copies of the complete registration statement, including exhibits, may be examined at, or copies obtained from the offices of, the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, on the payment of prescribed fees for reproduction.


     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The articles of incorporation of the Company provide for the indemnification of the officers and directors to the full extent permitted by Nevada corporate law. Such indemnification includes the advancement of costs and expenses and extends to all matters, except those in which there has been intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of the Nevada Revised Statutes and could include indemnification for liabilities under the provisions of the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities subject to this offering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         TABLE OF CONTENTS


Section                                              Page
Prospectus Summary....................................3
Risk Factors..........................................5
Use of Proceeds.......................................8
Plan of Distribution..................................8
Selling Shareholder...................................9
Description of Securities to be Registered...........10
Experts..............................................10
Additional Information and Incorporation of Certain
  Information by Reference...........................10
Commission Position on Indemnification for
  Securities Act Liabilities.........................11


   No dealer, salesman, or other                       LARSON DAVIS
person has been authorized in                          INCORPORATED
connection with this offering to give
any information or to make any
representation other than as
contained in this Prospectus and, if          15,000 Shares of Common Stock
made, such information or
representation must not be relied on
as having been authorized by the
Company.  This Prospectus does not
constitute an offer to sell or the                     PROSPECTUS
solicitation of an offer to buy any
securities covered by this Prospectus
in any state or other jurisdiction to
any person to whom it is unlawful to
make such offer or solicitation in
such state or jurisdiction.                         October 28, 1997



                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


                ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Larson Davis Incorporated, a Nevada corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), are hereby incorporated by reference in this registration statement:

     (1)  Annual report on Form 10-KSB for the fiscal year ended June 30, 1996.

     (2) Transition report on Form 10-K for the six months ended December 31, 1996, as amended September 30, 1997.

     (3) Quarterly reports on Form 10-Q for the quarters ended September 30, 1996, March 31, 1997 (as amended September 30, 1997) and June 30, 1997 (as amended September 30, 1997).

     (4) The description of the Company's Common Stock included in its registration statement on Form 8-A, SEC Number 0-17020, declared effective March 4, 1997.

     All documents filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.


               ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following is a brief summary of certain indemnification provisions of the Company's articles of incorporation and the general corporation law of the state of Nevada. This summary is qualified in its entirety by this reference to the text of the articles of incorporation and the corporate law of the state of Nevada.

     The articles of incorporation of the Company limit or eliminate the personal liability of directors for damages for breaches of their fiduciary duty, unless the director has engaged in intentional misconduct, fraud, or a knowing violation of law, or authorized the payment of a dividend in violation of the Nevada Revised Statutes.

     The Company's articles of incorporation further provide for the indemnification of officers and directors for certain civil liabilities, including liabilities arising under the Securities Act. In the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                               ITEM 8.  EXHIBITS

               SEC
Exhibit     Reference
  No.          No.                               Description                                  Location
-------     ---------     --------------------------------------------------------------   ---------------
Item 4.                   Instruments Defining the Rights of Security Holders

4.01            4         Specimen certificate for Common Stock                            Incorporated by
                                                                                           reference(1)
4.02            4         Articles of Incorporation, as amended November 3, 1987           Incorporated by
                                                                                           reference(2)
4.04            4         Certificate of Amendment to the Articles of Incorporation        Incorporated by
                                                                                           reference(2)
4.03            4         Bylaws                                                           Incorporated by
                                                                                           reference(3)

Item 5.                   Opinion Regarding Legality

5.01            5         Letter opinion, including consent, of Kruse, Landa & Maycock,    This Filing
                          L.L.C., regarding legality of Common Stock to be issued


Item 23.                  Consents of Experts and Counsel

23.01          23         Consent of Grant Thornton LLP, independent certified             This Filing
                          public accountants

23.02          23         Consent of Peterson, Siler and Stevenson, previous auditors      This Filing
                          for the Company (now known as Pritchett, Siler & Hardy, P.C.)

23.03          23         Consent of Kruse, Landa and Maycock, L.L.C., counsel for the     See Item 5
                          Company                                                          above

Item 24.                  Power of Attorney

24.01          24         Power of Attorney                                                This Filing (See
                                                                                           signature page
                                                                                           to Registration
                                                                                           Statement)

[FN]
(1) Incorporated by reference from the Company's registration statement on Form 8-A, SEC File Number 1-10013, effective September 9, 1988.
(2) Incorporated by reference from the Company's annual reports on Form 10-K for the years ended June 30, 1988. and June 30, 1989.
(3) Incorporated by reference from the Company's registration statement on Form S-18, Exhibit 5, SEC File Number 33-3365-D.


                             ITEM 9.  UNDERTAKINGS

REGULATION S-K

     Post-Effective Amendments [Item 512(a)]

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Filings Incorporating Subsequent Exchange Act Documents by Reference [Item 512(b)]

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(a) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Filing of Registration Statement on Form S-8 [Item 512(h)]

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Provo, state of Utah, on the 27th day of October, 1997.

                                          LARSON DAVIS INCORPORATED

                                          By   /s/ Brian G. Larson
                                            Brian G. Larson, President
                                            (Principal Executive Officer)


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian G. Larson and/or Dan J. Johnson, and each of them, with the power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 27th day of October, 1997.


     /s/ Brian G. Larson
Brian G. Larson, Director


     /s/ Larry J. Davis
Larry J. Davis, Director


     /s/ Dan J. Johnson
Dan J. Johnson, Director


William E. Hosker, Director


Gerard L. Seelig, Director


     /s/ Craig E. Allen
Craig E. Allen, Principal
Financial and Accounting Officer